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                               RESOUND CORPORATION

                         COMMON STOCK PURCHASE AGREEMENT

                                  JUNE 14, 1996
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                                TABLE OF CONTENTS

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1. SALE OF STOCK......................................................     1

2. CLOSING............................................................     1

3. REPRESENTATIONS AND WARRANTIES OF COMPANY..........................     2

   3.1 Existence; Good Standing; Compliance with Law..................     2
   3.2 Authority; No Conflict; Required Filings and Consents..........     2
   3.3 Confidential Offering Memorandum; SEC Documents................     3
   3.4 Undisclosed Liabilities........................................     3
   3.5 Complete Copies of Materials...................................     4
   3.6 Capitalization.................................................     4
   3.7 Litigation.....................................................     4
   3.8 Patents and Trademarks.........................................     4
   3.9 Purchaser Agreements...........................................     4

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER........................     4

   4.1 Company Affairs; Purchaser's Account; Accredited Investor......     4
   4.2 Unregistered Securities........................................     5
   4.3 Holding Period; Legends........................................     5
   4.4 Rule 144.......................................................     5
   4.5 No Market......................................................     5
   4.6 Registration of Sale...........................................     5

5. CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT THE CLOSING...........     6

   5.1 Representations and Warranties, Performance of Obligations.....     6
   5.2 Stock Certificates.............................................     6
   5.3 Corporate Documents............................................     6
   5.4 Opinion of Counsel to the Company..............................     6
   5.5 Consents, Permits, and Waivers.................................     6
   5.6 Purchase Permitted by Applicable Law...........................     6
   5.7 Completion of 3M Acquisition...................................     6
   5.8 Minimum Proceeds...............................................     6

6. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT THE CLOSING.............     6

   6.1 Purchase Price.................................................     7
   6.2 Representations and Warranties.................................     7
   6.3 Consents, Permits and Waivers..................................     7
   6.4 Purchase Permitted by Applicable Law...........................     7
   6.5 Minimum Proceeds...............................................     7
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                                TABLE OF CONTENTS

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7. LEGENDS............................................................     7

8. REGISTRATION RIGHTS................................................     7

   8.1  Shelf Registration............................................     7
   8.2  Company Registration..........................................     8
   8.3  Form S-3 Registration.........................................     8
   8.4  Underwriting Requirements.....................................     9
   8.5  Delay of Registration.........................................     9
   8.6  Suspension of Effectiveness...................................     9
   8.7  Company Obligations...........................................    10
   8.8  Securities Indemnification....................................    11
   8.9  Survival......................................................    13

9. MISCELLANEOUS......................................................    13

   9.1  Governing Law.................................................    13
   9.2  Entire Agreement; Enforcement of Rights.......................    13
   9.3  Severability..................................................    13
   9.4  Construction..................................................    13
   9.5  Notices.......................................................    14
   9.6  Survival of Representations and Warranties....................    14
   9.7  Counterparts..................................................    14
   9.8  Successors and Assigns........................................    17
   9.9  Headings......................................................    17
   9.10 Delays or Omissions...........................................    17
   9.11 Legal Fees....................................................    17
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                         COMMON STOCK PURCHASE AGREEMENT

         This Common Stock Purchase Agreement (the "Agreement") is made as of June 14, 1996 by and between ReSound Corporation, a California corporation (the "Company"), and the prospective purchaser identified on the signature page hereof ("Purchaser").

                                    RECITALS

         The Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, shares of the Company's Common Stock, par value $.01 per share, (the "Common Stock"), in the private offering (the "Offering") contemplated by that certain Confidential Offering Memorandum dated April 23, 1996 (such Memorandum, together with any amendments thereof or supplements or addenda thereto, is hereinafter referred to as the "Memorandum"). This Agreement is one of several identical agreements each of even date herewith related to the purchase and sale of Common Stock in the Offering. The Purchaser, together with all other purchasers in the Offering, are referred to herein collectively as the "Purchasers."

                                    AGREEMENT

         In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. SALE OF STOCK. Subject to the terms and conditions hereof, on the Closing Date (as defined below) the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, that number of shares of Common Stock (the "Shares") as equals the aggregate investment amount committed for the purchase of Common Stock hereunder, as set forth on the signature page hereof (the "Payment"), divided by the average closing price per share of Common Stock as quoted on the NASDAQ National Market for the five (5) trading day period ended June 14, 1996, multiplied by 0.89.

         2. CLOSING.

            2.1 Within five (5) business days following the date of this Agreement (the "Escrow Funding Date"), Purchaser will transmit the Payment by wire transfer to a segregated interest-bearing escrow account (the "Escrow Account") established by the Company with First Trust of California, N.A., as escrow agent (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement by and among the Company, the Escrow Agent and the Purchasers (the "Escrow Agreement"). The Purchaser understands that the Payment will be held in the Escrow Account, and will be distributed to the Company at a Closing (defined in Section 2.2 below) to be held immediately prior to the completion of the acquisition (the "3M Acquisition") by the Company of certain assets from Minnesota Mining and Manufacturing Company ("3M"). In the event that the Company has not satisfied all conditions to closing set forth in Section 5 hereof within twenty-one (21) calendar days following the Escrow Funding Date, then the Payment will be
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returned to the Purchaser. In either case, any and all interest accrued on the
Payment in the Escrow Account will be returned to the Purchaser.

            2.2 The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California as contemplated in Section 2.1 above, (the "Closing Date"). At the Closing, the Company will deliver to Purchaser a certificate representing the Shares to be purchased by Purchaser (which shall be issued in Purchaser's name) against disbursement of the Payment from the Escrow Account to the Company's account.

         3. REPRESENTATIONS AND WARRANTIES OF COMPANY. Except as set forth in the SEC Documents (as defined in Section 3.3 below), the Company hereby makes the following representations and warranties to Purchaser as of the Closing
Date:

            3.1 EXISTENCE; GOOD STANDING; COMPLIANCE WITH LAW. The Company and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company and each of its subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except for jurisdictions in which the failure to be so qualified or to be in good standing would not have a Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to own its properties and carry on its business as now conducted. As used in this Agreement, the term "Material Adverse Effect" shall mean any change or effect that is materially adverse to (a) the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, (b) the ability of the Company to pay or perform its obligations under the Transaction Documents (as defined below), or
(c) the rights and remedies of the Purchaser under the Transaction Documents. As used in this Agreement, the term "Transaction Documents" shall mean this Agreement and all other documents, instruments and agreements executed or delivered in connection with transactions contemplated by this Agreement or such specified Transaction Documents.

            3.2 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The Company has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and the other Transaction Documents when executed and delivered will constitute, valid and binding obligations of the Company, legally enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights or as limited by the effect of general principles of equity upon the availability of equitable remedies. The Shares to be issued hereunder will be duly authorized and validly issued, fully paid and nonassessable. The execution and delivery of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Shares, will not, conflict with, or result in any violation

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of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws of the Company, or (ii) any mortgage, indenture, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to the Company in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Shares, except (i) such consents, approvals, orders, authorizations, registration, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not have a Material Adverse Effect.

            3.3 CONFIDENTIAL OFFERING MEMORANDUM; SEC DOCUMENTS. The Company has furnished, or made available to counsel for Purchaser, a true and complete copy of (i) the Memorandum and (ii) each statement, report, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since January 1, 1995 (the "SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"). The Memorandum does not, and as of their respective filing dates the SEC Documents did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made, except, with respect to the SEC Documents, to the extent corrected by a subsequently filed SEC Document. The financial statements of the Company included in the SEC Documents (the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of operations, shareholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). Except as disclosed in the SEC Documents, or except as contemplated by this Agreement or on account of the transactions contemplated hereby, since March 31, 1996, there has not been any material adverse change in the results of operations, financial condition, assets, business or prospects of the Company and its subsidiaries taken as a whole.

            3.4 UNDISCLOSED LIABILITIES. The Company does not have any liabilities, either accrued, absolute, contingent or otherwise, of a nature required to be reflected in a balance sheet or related notes prepared in accordance with generally accepted accounting principles consistently applied which are not reflected or provided for in the Company Financial Statements, except those

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arising after March 31, 1996 that are in the ordinary course of business and that, in the aggregate, would not have a Material Adverse Effect.

            3.5 COMPLETE COPIES OF MATERIALS. The Company has delivered or made available true and complete copies of each document that has been requested by Purchaser or representatives of Purchaser.

            3.6 CAPITALIZATION. The Company has authorized capital stock of 50,000,000 shares of Common Stock, $0.01 par value, and 2,000,000 shares of Preferred Stock, $0.01 par value, of which 50,000 shares have been designated Series A Participating Preferred Stock and 54,055 shares have been designated Series B Preferred Stock. As of the close of business on March 31, 1996, 15,690,203 shares of Common Stock, no shares of Series A Participating Preferred Stock, and 54,055 shares of Series B Preferred Stock were issued and outstanding. There are no outstanding rights, warrants, options, subscriptions, agreements, or commitments giving anyone any right to require the Company to sell or issue any capital stock or other securities, except as disclosed in the SEC Documents. All outstanding securities of the Company were issued in compliance with applicable federal and state securities laws.

            3.7 LITIGATION. There is no action, suit, investigation or proceeding pending, or to the knowledge of the Company, threatened against or affecting the Company or any of its properties or rights, by or before any court, arbitrator or administrative or governmental body, which would, if determined adversely to the Company, have a Material Adverse Effect.

            3.8 PATENTS AND TRADEMARKS. The Company has sufficient title and ownership of all patents, trademarks, servicemarks, tradenames, copyrights, tradesecrets, information, proprietary rights and processes (collectively, the "Proprietary Rights") necessary to conduct its business as presently conducted without any conflict with or infringement of the rights of others, which conflict or infringement would have a Material Adverse Effect. The Company has not received any communications alleging that the Company has violated the Proprietary Rights of any other person or entity, which violation would have a Material Adverse Effect.

            3.9 PURCHASER AGREEMENTS. The Company has entered into a separate Common Stock Purchase Agreement with each Purchaser in the Offering. Each of such Common Stock Purchase Agreements is identical to this Agreement, except with respect to any information provided by or concerning the relevant purchaser thereunder.

         4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. In connection with the purchase of the Shares, Purchaser represents to the Company as follows:

            4.1 COMPANY AFFAIRS; PURCHASER'S ACCOUNT; ACCREDITED INVESTOR. Purchaser is aware of the Company's business affairs and financial condition, has reviewed the Memorandum, has had sufficient opportunity to ask questions of and receive answers from representatives of the Company and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing the Shares for investment for Purchaser's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Purchaser is

                                      -4-
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an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Shares, including a complete loss of its investment.

            4.2 UNREGISTERED SECURITIES. Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

            4.3 HOLDING PERIOD; LEGENDS. Purchaser further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser understands that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel for the Company.

            4.4 RULE 144. Purchaser is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering, subject to the satisfaction of certain of the conditions specified by Rule 144, including, among other things: (a) the resale occurring not less than two years after the party has purchased, and made full payment for, within the meaning of Rule 144, the Shares to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the Shares less than three years, (b) the availability of certain public information about the Company, (c) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as such term is defined under the Exchange Act), and (d) the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable. Purchaser further acknowledges that payment for the Shares with a promissory note is not deemed payment unless such note is secured by assets other than the Shares.

            4.5 NO MARKET. Purchaser further understands that at the time Purchaser wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser will be precluded from selling the Shares under Rule 144 even if the two-year minimum holding period had been satisfied.

            4.6 REGISTRATION OF SALE. Purchaser further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and their respective brokers who participate in such transactions do so at their own risk.

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         5. CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT THE CLOSING.
Purchaser's obligation to purchase the Shares shall be subject to each of the following conditions having been fulfilled to Purchaser's reasonable satisfaction on or before the Closing Date:

            5.1 REPRESENTATIONS AND WARRANTIES, PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 3 shall be true and correct on the Closing Date with the same effect as though made on and as of such date; there shall not have been a Material Adverse Effect prior to the Closing Date; and the Company shall have performed all actions, met all conditions and satisfied all obligations required to be performed or satisfied by it under this Agreement on or prior to the Closing Date.

            5.2 STOCK CERTIFICATES. The Company shall have issued to Purchaser a stock certificate evidencing the number of Shares purchased by Purchaser.

            5.3 CORPORATE DOCUMENTS. The Company shall have delivered to Purchaser such evidence of the Company's good standing and its authorization of this Agreement and the other Transaction Documents as Purchaser or its counsel shall reasonably request.

            5.4 OPINION OF COUNSEL TO THE COMPANY. Purchaser shall have received from Venture Law Group, counsel for the Company, an opinion letter addressed to it, dated the Closing Date, reasonably satisfactory in form and content, to the Purchaser and its counsel. In rendering the opinion called for under this
Section 5.4, counsel may rely as to factual matters on certificates of public officials and officers of the Company.

            5.5 CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions pursuant to this Agreement.

            5.6 PURCHASE PERMITTED BY APPLICABLE LAW. The purchase of the Shares on the Closing Date shall not be prohibited by any applicable law or governmental regulation.

            5.7 COMPLETION OF 3M ACQUISITION. The Company shall have certified to the Purchaser in writing that (i) all of the conditions precedent to the Company's obligation to complete the 3M Acquisition have been satisfied and (ii) the completion of the 3M Acquisition will result in the dismissal of all pending actions, suits, proceedings or claims brought by 3M against the Company.

            5.8 MINIMUM PROCEEDS. An aggregate of at least $25 million shall have been deposited in the Escrow Account by prospective purchasers in the Offering, and all conditions to the disbursement of such funds to the Company shall have been satisfied or waived.

         6. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT THE CLOSING. The obligation of the Company to issue and sell to Purchaser the Shares to be issued and sold hereunder shall be subject to the following conditions, any of which may be waived by the Company, having been fulfilled on or before the Closing
Date:

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
            6.1 PURCHASE PRICE. Purchaser shall have delivered to the Company payment of the purchase price for the Shares by check or wire transfer to the Company's account.

            6.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct on the Closing Date with the same effect as though made on and as of such date.

            6.3 CONSENTS, PERMITS AND WAIVERS. The Company shall have obtained any and all consents, permits, and waivers necessary or appropriate for consummation of the transactions pursuant to this Agreement.

            6.4 PURCHASE PERMITTED BY APPLICABLE LAW. The purchase of the Shares on the Closing Date shall not be prohibited by any applicable law or governmental regulation.

            6.5 MINIMUM PROCEEDS. An aggregate of at least $25 million shall have been deposited in the Escrow Account by prospective purchasers in the Offering, and all conditions to the disbursement of such funds to the Company shall have been satisfied or waived.

         7. LEGENDS. The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

            (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

            (b) Any legend required to be placed thereon by the California Commissioner of Corporations or by any other applicable state securities law.

         8. REGISTRATION RIGHTS.

            8.1 SHELF REGISTRATION.

                (a) The Company shall use its best efforts to file, and cause the SEC to declare effective, a "shelf" registration statement on Form S-3 (the "Registration Statement") under Rule 415 under the Securities Act covering the resale by Purchaser of the Shares, not later than ninety (90) days following the Closing Date. The Company will promptly: (A) notify Purchaser when the Registration Statement is declared effective; and (B) notify Purchaser of any stop-order or similar proceeding by the SEC or any state securities authority.

                (b) If the Company is able to secure the effectiveness of a Registration Statement pursuant to Section 8.1(a) above, the Company shall promptly prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement and, keep the Registration Statement effective until the earlier of (i) the date upon which all of the Shares have been sold pursuant thereto or (ii) the second anniversary of the Closing Date.

            8.2 COMPANY REGISTRATION. If, at any time during the two (2) year period following the termination or withdrawal of the Registration Statement, the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Purchasers) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration relating solely to the sale of securities to participants in a Company stock plan or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Purchaser written notice of such registration. Upon the written request of each Purchaser given within twenty (20) days after mailing of such notice by the Company in accordance with Section 9.4, the Company shall, subject to the provisions of Section 8.4, cause to be registered under the Securities Act all of the Shares that each such Purchaser has requested to be registered.

            8.3 FORM S-3 REGISTRATION. If, at any time during the one (1) year period following the termination or withdrawal of the Registration Statement, the Company shall receive from any Purchaser or Purchasers a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3 or any similar short-form registration statement) and any related qualification or compliance with respect to all or a part of the Shares owned by such Purchaser or Purchasers, the Company will:

                (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Purchasers; and

                (b) as soon as practicable, effect such registration, which, at the request of any Purchaser, shall be an underwritten registration with the underwriter(s) to be reasonably satisfactory to the Company and Purchasers holding a majority of the Shares to be registered, and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Purchaser's Shares as are specified in such request, together with all or such portion of the Shares of any other Purchaser or Purchasers joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 8.3: (i) if Form S-3 is not available for such offering by the Purchasers; (2) if the Purchasers, (A) propose to sell Shares representing less than twenty-five (25%) percent of the Shares sold in the Offering or (B) together with the holders of any other securities of the Company entitled to inclusion of such registration, propose to sell Shares and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $10,000,000; (3) if the Company shall furnish to the Purchasers a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form

S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Purchaser or Purchasers under this Section 8.3; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has already effected one registration on Form S-3 for the Purchasers pursuant to this Section 8.3; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                (c) promptly prepare and file with the SEC such amendments and supplements to the registration statement and prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed.

            8.4 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 8.2 to include any of the Purchasers' Shares in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Shares, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Shares, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities requested to be included therein owned by each selling stockholder or in such other proportion as shall mutually be agreed to by such selling stockholders).

            8.5 DELAY OF REGISTRATION. No Purchaser shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 8.

            8.6 SUSPENSION OF EFFECTIVENESS. Purchaser acknowledges that there may occasionally be times when the Company may be required to suspend the use of the prospectus forming part of a registration statement filed under Section 8.1 or Section 8.3 above until such time as an amendment to registration statement has been filed by the Company and declared effective by the SEC, until such prospectus is supplemented or amended to comply with the Securities Act, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act. The Company agrees to use diligent efforts to avoid suspensions of the use of such prospectus and to limit the periods of such suspensions to the shortest time possible. Purchaser hereby covenants that it will not sell any Shares pursuant to any such prospectus during the period commencing at the time at which the Company gives Purchaser notice of the suspension of the use of such prospectus and ending at the time the Company gives Purchaser notice that the Purchaser may thereafter effect sales pursuant to such prospectus, as the same may have been supplemented or amended. In the event of any suspension of use of a registration statement pursuant to this subsection, the time period during which the Company is obligated to maintain the effectiveness of such registration statement pursuant to this Agreement shall be tolled for the duration of the period during which use of such registration statement was suspended.

            8.7 COMPANY OBLIGATIONS.

                (a) The Company shall (i) use its best efforts to list the Shares for trading on any national securities exchange on which the Common Stock may be traded from time to time and (ii) provide a transfer agent, registrar and CUSIP number with respect to Shares registered pursuant to this Section 8.

                (b) The Company shall furnish to Purchaser, with respect to the Shares registered pursuant to this Section 8, such number of copies of prospectuses and preliminary prospectuses and supplements in conformity with the requirements of the Securities Act and such other documents as Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares by Purchaser.

                (c) The Company shall use its best efforts to register or qualify the Shares registered pursuant to this Section 8 under such other securities or blue sky laws of such jurisdictions as Purchaser shall reasonably request and do any and all other acts or things which may be necessary or desirable to enable Purchaser to consummate the public sale or other disposition in such jurisdictions, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdictions.

                (d) With a view to making available to the Purchaser the benefits of Rules 144 and 144A promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Purchaser to sell Shares to the public without registration, the Company hereby covenants and agrees, so long as Purchaser owns any Shares to use its best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (iii) furnish to Purchaser (A) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, and (B) such other information as may be reasonably requested in order to avail Purchaser of any rule or regulation of the SEC that permits the selling of the Shares without registration. The Company further covenants and agrees, so long as the Purchaser owns any Shares, to use its best efforts to deliver to the Purchaser copies of all SEC Documents, promptly following the filing thereof with the SEC.

                (e) The Company shall bear all reasonable expenses in connection with any registration completed under this Section 8, other than (i) underwriter's commissions or discounts, transfer taxes, and fees and expenses, if any, of underwriter's counsel or (ii) the fees and expenses of more than one counsel for all selling Purchasers.

                (f) The rights contemplated in this Section 8 will automatically be assigned to each permitted transferee of shares, other than a transferee in a transaction registered under the Securities Act pursuant to this Section 8 or exempt from registration pursuant to Rule 144 or Rule 144A under the Securities Act, and the provisions of Section 8 hereof shall apply to such transferee as if such transferee were the Purchaser hereunder. In the event that it is necessary, in order to permit a transferee of any shares to resell such shares pursuant to the Registration Statement, to amend the Registration Statement to name such transferee, the transferee shall, upon written notice to the Company, be entitled to have the Company make such amendment as soon as reasonably practicable.

            8.8 SECURITIES INDEMNIFICATION.

                (a) For the purposes of this Section 8.8, the term "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in a Registration Statement, and any document incorporated by reference in any registration statement filed pursuant to this Section 8. As used in this
Section 8.8, the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (b) The Company agrees to indemnify and hold harmless Purchaser, its officers, directors, partners, advisors, each person controlling Purchaser within the meaning of Section 15 of the Securities Act, each underwriter, if any, and each person controlling any such underwriter within the meaning of
Section 15 of the Securities Act, from and against any and all expenses, losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) to which such persons may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement, or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement or arise out of any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company with respect to the Registration Statement and relating to action or inaction required of the Company, and will reimburse Purchaser, its officers, directors, partners, advisors, each person controlling Purchaser, each underwriter, and each person controlling any such underwriter, for any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such expense, claim, loss, damage or liability; provided, however, that the Company shall not be liable in any such case to the extent that such expense, loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in a Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of Purchaser specifically for inclusion in such Registration Statement, or any untrue statement in any prospectus that is corrected in any subsequent prospectus that was delivered to Purchaser at least five (5) business days prior to the pertinent sale.

                (c) Purchaser agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities (including reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim) to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement on the effective date thereof if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of Purchaser specifically for inclusion in the Registration Statement; provided, however, Purchaser shall not be liable in any such case to the extent that such loss, claims, damage or liability arises out of, or is based upon, an untrue statement made in reliance upon and in conformity with written information furnished by or on behalf of Purchaser, if such information is corrected and written notice of such correction is delivered to the Company at least five (5) business days prior to the pertinent sale or sales. Purchaser's obligation to indemnify the Company hereunder shall be limited to the total amount of the proceeds received by Purchaser for the Shares sold pursuant to the Registration Statement.

                (d) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is sought against an indemnifying person pursuant to this Section 8.8, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties under this Agreement. The failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
Section 8.8 to the extent such failure is not prejudicial. No indemnifying party, in the defense of any claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

                (e) If the indemnification provided for in this Section 8.8 is unavailable under state or federal law to an indemnified person hereunder in respect to any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then the indemnifying person, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company and Purchaser in connection with the untrue statements of material fact or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and Purchaser shall be determined by reference to, among other things, whether the untrue statements of material fact or omissions relate to information supplied by the Company or by Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

            The Company and Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 8.8(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            8.9 SURVIVAL. The obligations of the Company and Purchaser under this Section 8 shall survive the payment for the Shares.

         9. MISCELLANEOUS

            9.1 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

            9.2 ENTIRE AGREEMENT; ENFORCEMENT OF RIGHTS. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Company and sixty-six and two-thirds percent (66 2/3%) in interest of the Purchasers.

            9.3 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (x) such provision shall be excluded from this Agreement, (y) the balance of the Agreement shall be interpreted as if such provision were so excluded and (z) the balance of the Agreement shall be enforceable in accordance with its terms.

            9.4 CONSTRUCTION. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

            9.5 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax, one (1) business day after being deposited with a commercial courier that guarantees next day delivery, or three (3) business days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address as set forth on the signature page hereof or as subsequently modified by written notice.

            9.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser and the Company in this Agreement and the respective obligations of each party, to be performed on the terms hereof at, prior to, or after the Closing Date hereunder, shall not expire with, or be terminated, or extinguished by, such Closing on the Closing Date.

            9.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

            FOR CALIFORNIA RESIDENTS ONLY: THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

            FOR CONNECTICUT RESIDENTS ONLY: THE UNDERSIGNED ACKNOWLEDGES THAT THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER SECTION 36B-16 OF THE CONNECTICUT UNIFORM SECURITIES ACT AND ARE OFFERED AND SOLD PURSUANT TO AN EXEMPTION THEREFROM. THE SECURITIES CANNOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE CONNECTICUT UNIFORM SECURITIES ACT OR SOLD IN A TRANSACTION WHICH IS EXEMPT UNDER SAID ACT.

            FOR FLORIDA RESIDENTS ONLY: THE UNDERSIGNED ACKNOWLEDGES THAT THE FLORIDA SECURITIES ACT REQUIRES AND THE ISSUER HEREBY AGREES THAT THE UNDERSIGNED SHALL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE OF AN OFFER TO ACQUIRE THESE SECURITIES FOR A PERIOD OF THREE (3) BUSINESS DAYS FOLLOWING HIS EXECUTION OF AN AGREEMENT RELATING TO THE ACQUISITION OF SUCH SECURITIES AND

PAYMENT THEREFOR. IF THE UNDERSIGNED SHOULD DETERMINE TO WITHDRAW HIS ACCEPTANCE OF THE OFFER TO INVEST IN THE ISSUER, HE MAY DO SO WITHOUT ANY LIABILITY WHATSOEVER. TO ACCOMPLISH THIS WITHDRAWAL, THE UNDERSIGNED NEED ONLY SEND A LETTER OR TELEGRAM TO THE ISSUER INDICATING HIS INTENTION TO WITHDRAW. SUCH LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED THIRD BUSINESS DAY. IF THE UNDERSIGNED SENDS A LETTER, IT PRUDENT TO SEND IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND TO EVIDENCE THE TIME WHEN IT WAS MAILED. SHOULD THE REQUEST BE MADE ORALLY, WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED SHOULD BE REQUESTED.

            FOR ILLINOIS RESIDENTS ONLY: THE UNDERSIGNED ACKNOWLEDGES THAT THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE ILLINOIS SECURITIES ACT AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION THEREFROM. THE SECURITIES CANNOT BE SOLD OR TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ILLINOIS SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

            FOR INDIANA RESIDENTS ONLY: THE UNDERSIGNED ACKNOWLEDGES THAT SALES OF THESE SECURITIES IN THE STATE OF INDIANA WILL BE MADE IN RELIANCE UPON THE EXEMPTION PROVIDED IN SECTION 23-2-1-2(B)(10) OF THE INDIANA SECURITIES ACT. SUCH SECURITIES MUST BE HELD INDEFINITELY UNLESS THEY ARE SUBSEQUENTLY REGISTERED UNDER SAID ACT OR UNLESS, IN THE OPINION OF COUNSEL OF THE ISSUER, A SALE OR TRANSFER MAY BE MADE WITHOUT REGISTRATION THEREUNDER.

            FOR MASSACHUSETTS RESIDENTS ONLY: WITH RESPECT TO ACCREDITED INVESTORS WHO ARE NATURAL PERSONS, THE INVESTMENT MUST BE SUITABLE AND IS PRESUMED SUITABLE IF THE INVESTMENT DOES NOT EXCEED 25 PERCENT OF THE INVESTOR'S INDIVIDUAL NET WORTH OR NET WORTH COMBINED WITH SPOUSE, EXCLUSIVE OF PRINCIPAL RESIDENCE AND FURNISHINGS.

            WITH RESPECT TO NON-ACCREDITED INVESTORS, THE INVESTMENT MUST BE SUITABLE AND IS PRESUMED SUITABLE IF EITHER OF THE FOLLOWING CONDITIONS ARE MET:
(1) THE INVESTMENT DOES NOT EXCEED 10 PERCENT OF THE INVESTOR'S INDIVIDUAL NET WORTH OR NET WORTH COMBINED WITH SPOUSE, EXCLUSIVE OF PRINCIPAL RESIDENCE AND FURNISHINGS, OR (2) (A) THE INVESTOR, EITHER ALONG OR WITH A PURCHASER REPRESENTATIVE, HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS AS TO BE CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE PROSPECTIVE INVESTMENT AND (B) THE INVESTMENT DOES NOT EXCEED 25 PERCENT OF THE

INVESTOR'S INDIVIDUAL NET WORTH OR NET WORTH COMBINED WITH SPOUSE, EXCLUSIVE OF PRINCIPAL RESIDENCE AND FURNISHINGS.

            FOR PENNSYLVANIA RESIDENTS ONLY: THE UNDERSIGNED IS AWARE OF THE FACT THAT SALES OF THESE SECURITIES IN THE COMMONWEALTH OF PENNSYLVANIA WILL BE MADE IN RELIANCE UPON THE EXEMPTION PROVIDED IN SECTION 203(D) OF THE PENNSYLVANIA SECURITIES ACT. THE UNDERSIGNED AGREES NOT TO SELL THE SECURITIES WITHIN TWELVE (12) MONTHS FROM THE DATE OF PURCHASE, EXCEPT IN ACCORDANCE WITH WAIVERS ESTABLISHED BY RULE OR ORDER OF THE COMMISSIONER. THE UNDERSIGNED ALSO AGREES THAT THE CERTIFICATE EVIDENCING THE SECURITIES WILL BEAR THE FOLLOWING
LEGEND:

            EACH PENNSYLVANIA RESIDENT WHO PURCHASED THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS AGREED NOT TO SELL THESE SECURITIES FOR A PERIOD OF TWELVE (12) MONTHS AFTER THE DATE OF PURCHASE, EXCEPT IN ACCORDANCE WITH WAIVERS ESTABLISHED BY RULE OR ORDER OF THE COMMISSIONER.

            PURSUANT TO SECTION 207 OF THE PENNSYLVANIA SECURITIES ACT OF 1972, EACH PENNSYLVANIA RESIDENT WHO ACCEPTS AN OFFER TO PURCHASE SECURITIES EXEMPTED FROM REGISTRATION BY SECTION 203(D) OF THE 1972 ACT, DIRECTLY FROM THE ISSUER OR AN AFFILIATE OF THE ISSUER SHALL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO THE SELLER, UNDERWRITER (IF ANY) OR ANY OTHER PERSON WITHIN TWO (2) BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BINDING CONTRACT OF PURCHASE OR, IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO BINDING CONTRACT OF PURCHASE, WITHIN TWO (2) BUSINESS DAYS AFTER HE MAKES THE INITIAL PAYMENT FOR THE SECURITIES BEING OFFERED.

            FOR TEXAS RESIDENTS ONLY: THE UNDERSIGNED IS AWARE OF THE FACT THE SALES OF THESE SECURITIES IN THE STATE OF TEXAS WILL BE MADE IN RELIANCE UPON THE EXEMPTION PROVIDED IN SECTION 5.1 OF THE SECURITIES ACT OF TEXAS. SUCH SECURITIES MUST BE HELD INDEFINITELY UNLESS THEY ARE SUBSEQUENTLY REGISTERED UNDER SAID ACT OR UNLESS, IN THE OPINION OF COUNSEL OF THE ISSUER, A SALE OR TRANSFER MAY BE MADE WITHOUT REGISTRATION THEREUNDER. THE UNDERSIGNED AGREES THAT ANY CERTIFICATE EVIDENCING THE SECURITIES WILL BEAR A LEGEND RESTRICTING THE TRANSFER THEREOF CONSISTENT WITH THE FOREGOING AND THAT A NOTATION WILL BE MADE IN THE RECORDS OF THE ISSUER RESTRICTING THE TRANSFER OF ANY OF THE SECURITIES IN A MANNER CONSISTENT WITH THE FOREGOING.

            9.8 SUCCESSORS AND ASSIGNS. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

            9.9 HEADINGS. The section and paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

            9.10 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any rights, power, or remedy accruing to either party, upon any breach or default of the other party under this Agreement, shall impair any such rights, power, or remedy, nor shall it be construed to be a waiver of any such breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on a party's part of any breach or default under this Agreement, or any waiver on a party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing, and that all remedies, either under this Agreement or by law or otherwise afforded to such party, shall be cumulative and not alternative.

            9.11 LEGAL FEES. If the Closing is completed, the Company shall pay, promptly following the Closing, the reasonable fees and out-of-pocket expenses of one counsel for all of the Purchasers in the Offering.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                   RESOUND CORPORATION

                                   By:__________________________________________

                                   Title:_______________________________________

                                    ADDRESS:  220 Saginaw Drive,
                                              Seaport Centre
                                              Redwood City, CA  94063

                                   PURCHASER:

                                   _____________________________________________
                                   Name of Corporation, Partnership, Trust or
                                   Individual

                                   By:__________________________________________

                                   Name:________________________________________

                                   Title:_______________________________________

                                   Address:_____________________________________

                                   _____________________________________________

                                   _____________________________________________

                                   Payment Amount  $____________________________

                                   Tax ID No.: _________________________________


             SIGNATURE PAGE TO THE COMMON STOCK PURCHASE AGREEMENT